CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form 1-A of our audit report dated February 7, 2023 relating to the financial statements of StarPax Biopharma Inc. for the years ended December 31, 2021 and 2020.

/s/ SRCO Professional Corporation

Richmond Hill, Ontario, Canada

February 7, 2023

CHARTERED PROFESSIONAL ACCOUNTANTS

Authorized to practice public accounting by the

Chartered Professional Accountants of Ontario